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                                                  Exhibit 99


February 10, 1994 - JANUARY STORMS, L.A. EARTHQUAKE WILL
                    COST THE ST. PAUL $60-$65 MILLION.

The St. Paul Companies, today, February 10, announced that the January storms in the eastern half of the United States and the Los Angeles earthquake will result in approximately
$60-$65 million in pretax losses for the company.  The
January storms generated about two-thirds of that loss. In the first quarter of 1993, the company incurred $46 million in pretax catastrophe losses; total catastrophe losses for 1993 were $62 million.





February 11, 1994 - THE ST. PAUL COMPANIES MAY REPURCHASE
                    SHARES OF OUTSTANDING COMMON STOCK.

The St. Paul Companies said today that it may repurchase up to one million shares of its outstanding common stock from time to time on the open market and through private transactions.

The company expects to use the repurchased shares to meet the needs of its stock-based employee compensation programs.
The company currently has 42.4 million common shares outstanding.